UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) June 11, 2015

G&K Services, Inc.

(Exact Name of Registrant as Specified in Charter)

Minnesota	0-4063	41-0449530
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5995 Opus Parkway, Minnetonka, MN	55343
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 912-5500

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, G&K Services, Inc. (the “Company”) engaged in partial and complete withdrawals from the Central States, Southeast and Southwest Areas Pension Fund (“Pension Fund”) during its 2012 and 2013 fiscal years. After receiving notices and demands for payment of the associated withdrawal liability from the Pension Fund, the Company commenced arbitration (the “Arbitration”) because it did not agree with the Pension Fund’s assessments.

On June 11, 2015, the Company entered into a settlement agreement (the “Settlement Agreement”) with the Pension Fund to resolve matters related to the withdrawal liability and the Arbitration. Pursuant to the Settlement Agreement, the Company will make a lump sum payment to the pension fund in the amount of $24.8 Million and has agreed to dismiss the Arbitration. In addition, the Pension Fund released all claims for collection of the withdrawal liability and related assessments, subject to the Company’s representations and warranties regarding contributions to the Pension Fund, related contribution base units and trades or businesses under common control of the Company.

The amount paid in connection with the Settlement Agreement is within previously established reserves for the withdrawal liability and related assessments. The Company expects to fund the payment under the Settlement Agreement through use of existing resources, including its revolving credit facility.

This summary is qualified in its entirety by references to the terms of the Settlement Agreement attached hereto as Exhibit 10.1 which is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Settlement Agreement dated June 11, 2015 between G&K Services, Inc. and Central States, Southeast and Southwest Areas Pension Fund

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

G&K SERVICES, INC.

Date: June 16, 2015	By	/s/ Jeffrey L. Cotter
Jeffrey L. Cotter
	Its	Vice President, General Counsel and Corporate Secretary